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                                                                   Exhibit 10.70

                    [ENGLISH SUMMARY OF THE HEBREW ORIGINAL]


                    AGREEMENT OF LEASE DATED DECEMBER 6, 2000
                                     BETWEEN
                               JANET NISSIM ET AL.
                                       AND
                          M.D.T. PROTECTIVE (2000) LTD.


     Summary of a Rental Agreement made and entered into in Jerusalem on the 6th day of December 2000 between Janet Nissim and Moshe Plomo (the "Lessor") and M.D.T Protective (2000) Ltd. (the "Lessee").

     1. Demised Premises. 1,150 square meters zoned for industrial, workshop and storage use from the Israel Lands Authority according to the agreement signed with them on June 3, 1991, as outlined in appendix A.

     2. Rental Period. The rental period will be for a period of two years from March 6, 2001 until March 5, 2003 in accordance with the conditions set out in the agreement. The Lessee has the right to extend the rental period under the same conditions for an additional two years, which will automatically renew unless the Lessee sends a letter in writing to the Lessor 60 days before the end of the lease to cancel.

     3. Rent. The rent for the contractual period will be $4,500 in equivalent New Israeli Shekels plus VAT per month, of which three months rent is payable in advance.

     4. Renovations, Etc. The Lessor will be responsible for basic renovations in infrastructure such as sewage systems, water, and electricity. Lessor pays all purchase tax and/or any other taxes that are the legal responsibility of the owner. The Lessee pays all other taxes and all local authority fees during the rental period. The Lessor pays for the day-to-day upkeep of the building, such as water according to the meter and according to the industrial rate, electricity, etc., and will give copies to the Lessee for reimbursement.

     5. Security Deposit. The Lessee will provide the Lessor with a letter of guarantee for $5,000,which will be held in escrow by Adv. Daniel Azriel and will not be used prior to a warning period of 15 days from the day of the breach.

     6. Miscellaneous. All correspondence will be sent by registered mail, according to the addresses set out in this contract above and will be used for all legal transaction, warning, or warning or request which could arise out of this contract. Each side pays its own legal fees.
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